Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated June 10, 2008

Relating to Preliminary Prospectus Supplement dated June 9, 2008

Registration Statement No. 333-141058

Boardwalk Pipeline Partners, LP

10,000,000 Common Units

Issuer:	Boardwalk Pipeline Partners, LP

Symbol:	BWP

Gross Proceeds:	$253.0 million

Units offered:	10,000,000 common units

Over-allotment option:	1,500,000 common units

Price to public:	$25.30 per unit

Closing date:	June 16, 2008

Underwriters:

Joint Book-Running Managers:	Citigroup Global Markets Inc. Lehman Brothers Inc. Morgan Stanley & Co. Incorporated UBS Securities LLC

Senior Co-Manager:	Wachovia Capital Markets, LLC

Junior Co-Managers:	Credit Suisse Securities (USA) LLC Morgan Keegan & Company, Inc. RBC Capital Markets Corporation

We have been advised by the underwriters that, prior to purchasing the common units being offered pursuant to the prospectus supplement, on June 10, 2008, one of the underwriters purchased, on behalf of the syndicate, 605,500 common units at an average price of $25.62171 per unit in stabilizing transactions.

Boardwalk Pipeline Partners, LP has previously filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement became effective on March 5, 2007. Before you invest, you should read the prospectus supplement to the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Boardwalk Pipeline Partners, LP and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may also be obtained from Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, NY 11220; from Lehman Brothers Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, by email at qiana.smith@broadridge.com, or by fax at (631) 254-7140; from Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 180 Varick Street, 2nd floor, New York, NY 10014, by email at prospectus@morganstanley.com; from UBS Securities LLC, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, toll free: (888) 827-7275; or from any of the other underwriters.